Exhibit 99.1

Ultralife Batteries Receives $3.5 Million Order for HiRate Military Cells

    NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 17, 2005--Ultralife Batteries, Inc. (NASDAQ:ULBI) has received a $3.5 million order for its HiRate(R) D-size lithium cells from a U.S. battery assembler for thermal sight batteries to be supplied to the U.S. Defense Department. Cell deliveries are expected to begin in the third quarter and be completed in the first quarter of 2006.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "Ultralife is well positioned to satisfy the growing demand for thermal weapon sight batteries. The U.S. Defense Department has fielded 25,000 thermal weapon sights to the U.S. Army, Marine Corps and Special Operations Forces to date and plans to field thousands more. Once we complete qualification under our contract with the Defense Department, we will begin supplying BA-5347 batteries directly to the military."
    Ultralife's D-size, non-rechargeable lithium-manganese dioxide cells, which provide more energy than competitors' cells, are used in a wide range of military and industrial applications where high energy, long shelf life, safety and high reliability are required.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    Ultralife(R) and HiRate(R) are registered trademarks of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com